EXHIBIT 5.1

GIBSON, DUNN & CRUTCHER LLP
JAMBOREE CENTER
4 PARK PLAZA
IRVINE, CALIFORNIA 92614

August 11, 2003

(949) 451-3800

(949) 451-4220

La Jolla Pharmaceutical Company
6455 Nancy Ridge Drive
San Diego, California 92121

Re: Registration Statement on Form S-3 of La Jolla Pharmaceutical Company

Ladies and Gentlemen:

     We have acted as counsel for La Jolla Pharmaceutical Company, a Delaware corporation (the “Company”), in connection with the underwritten public offering of 8,150,000 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share, pursuant to the Registration Statement of the Company on Form S-3 (File No. 333- 101499), as amended, and as supplemented by a prospectus supplement filed on August 8, 2003, filed with the Securities and Exchange Commission pursuant to Rule 424(b) promulgated under the Securities Act of 1933, as amended (collectively, the “Registration Statement”).

     For the purposes of our opinion set forth below, we have examined and are familiar with the proceedings taken and proposed to be taken by the Company in connection with the issuance and sale of the Shares. We have also made such other factual and legal inquiries and examinations as we deemed necessary and appropriate under the circumstances. In arriving at the following opinions, we have relied on, among other matters, our examination of such corporate records of the Company and certificates of officers of the Company and of public officials and such other documents as we have deemed appropriate. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies. With respect to agreements and instruments executed by natural persons, we have assumed the legal competency of such persons.

     Based upon the foregoing examination and in reliance thereon, we are of the opinion that the Shares, when issued and sold by the Company pursuant to the Registration Statement and the

La Jolla Pharmaceutical Company
August 11, 2003

underwriting agreement by and between the Company and the underwriter named therein against payment of the consideration set forth in the underwriting agreement, will be, validly issued, fully paid and nonassessable.

     We render no opinion herein as to matters involving the laws of any jurisdiction other than the federal laws of the United States of America and the laws of the State of Delaware. We are not admitted to practice in the State of Delaware; however, we are generally familiar with the Delaware General Corporation Law as currently in effect and have made such inquiries as we consider necessary to render the foregoing opinions. This opinion is limited to the effect of the current state of the laws of the United States of America and, to the limited extent set forth above, the State of Delaware and to the current judicial interpretations thereof and to the facts bearing upon this opinion as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or interpretations thereof or such facts.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption, “Legal Matters” in the prospectus supplement that forms a part of said Registration Statement. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated by the Commission.

Very truly yours,

/s/ GIBSON, DUNN & CRUTCHER LLP

GIBSON, DUNN & CRUTCHER LLP